SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release ("Agreement") is entered into by and between Medical Innovation Holdings, Inc. f/k/a Medina International Holdings, Inc., a Colorado Corporation ("Company"), and Madhava Rao Mankal, Daniel Medina, and Harbor Guard Boats, Inc. a California Corporation, (collectively the "SECOND PARTIES"), and each party acknowledges receipt of full, fair, and adequate consideration for the covenants, releases and premises *herein*.

RECITALS

A. This Agreement, when performed under the full terms and covenants hereof, compromises, settles, and otherwise resolves all claims, as to any unresolved issues between Second parties and the Company and Medhold Joint Venture (and its principals) in their undertakings in the Share Acquisition and Purchase Agreement dated April 29, 2016, ("Agreement" hereinafter) in which there were covenants, as material inducements by the Company and the Medhold Joint Venture, to pay certain claims shown as outstanding debts of the company which were NOT being assumed by Harbor Guard Boats, Inc. under the terms of the Agreement, including certain WHGC Plc. legal fees debt, (originally approximately $140,000-now approximating $200,000) relating to the Company, which debts have not been paid.

B. Under that Agreement, subject to performance under the Agreement, and in reliance upon the covenants thereof, (which are now in dispute) the Second Parties (in whose name 30 shares of Series A Preferred Stock remains) were induced to and conditionally delivered 30 shares of Series A Preferred Stock of the Company to the transfer agent of the Company, with the intent that it be delivered to the Medhold Joint Venture, under the performance terms of the Agreement.

C. The Second Parties have demanded of the Company, and its Transfer Agent, the redelivery of the said 30 shares of Series A Preferred stock, and have demanded the redelivery of the common stock delivered at the closing for cancellation under the Agreement, which the parties hereto agree is practically impossible, as to the common stock.

AGREEMENT

1. Limited Settlement. This Agreement is entered into for purpose of effectuating a compromise, settlement, and release as to Company from certain matters and legal disputes between the Second parties and the Company and Medhold Joint Venture (and its principals) in their undertakings in the Share Purchase and Acquisition Agreement dated April 29, 2016, in which there was a *covenant to pay* certain claims shown as outstanding debts of the company which were NOT being assumed by Harbor Guard Boats, Inc. under the terms of the Agreement, including certain WHGC claims, as referenced above-such unpaid items being listed on Exhibit A hereto, which remain unpaid at this point. This is limited by the terms of paragraph 4 hereafter.

2. Intent to Settle All Claims. If and when fully and completely performed, this Settlement Agreement shall settle all matters between the Company and SECOND PARTIES and

the parties hereby desire to fully and finally compromise, settle, and otherwise terminate any and all claims arising from or relating to any claim, indemnity, action, default, breach, damages, payment or benefit whatsoever relating to or against the Company, as to WHGC, Plc., and certain other debt listed on Exhibit A, or any other debt, or claim of any type or sort, against the Company held by Second Parties, whatsoever under the Agreement referenced in paragraph 1 above. This shall not settle any claims for damages against Medhold Joint Venture or its principals, except as set forth herein in paragraph 3 below, and the Second Parties specifically reserve such rights.

3. Release. ***Subject to the performance of the covenants hereof, upon complete performance,*** this document shall act as a release and discharge of the Company (as well as its respective officers, and directors, including those officers or directors of company who were principals in Medhold), but not Medhold Joint Venture, from all actions, claims, indemnities, damages, or obligations, related to the debts listed on Exhibit A and the legal fees and judgment of WHGC, Plc. Company shall fully cooperate and arrange, approve and provide all of the considerations herefore as set forth in Section 9 hereof, as a condition of the release under this Agreement with Second Parties. This agreement shall not be effective as a release by the Second parties, until and unless such actions are completed on or before Nov. 30, 2018, (unless the actions required hereunder must be extended due to regulatory reviews and timing), and any actions completed for the delivery or in partial fulfillment of the terms hereof shall be *irrevocable*, and deemed merely a tendered part of settlement, *without the possibility of return or refund.* Further, the Second Parties may enforce this agreement in the event of any breach, in any court of law without further notice, as if it were a *Stipulation for Judgment* under the terms hereof, and may seek any legal fees and costs of such enforcement, as well as additional damages.

4. Limitation of Release. However, the releases given herein shall not extend to or be for the benefit of other parties or parties not specifically joining herein, none of whom shall have any rights hereunder, including but not limited to rights as a third party beneficiary.

5. No Release for Breach of This Agreement. Nothing contained herein shall release any party hereto from any claims arising from or relating to a breach of this Agreement.

6. Releases Valid Even if Additional or Different Facts. The Parties acknowledge they may discover facts which are additional to or different from those which they now know or believe to be true regarding the subject matter of this Agreement. Nonetheless, except as otherwise provided herein, it is the Parties' intent to fully and finally compromise and settle all claims which exist between them arising from or relating to the Employment Agreement referenced herein, and the matters listed herein. To effectuate that intention, the releases given herein shall remain full and complete releases, notwithstanding discovery of any additional or different facts by any party, at any time hereafter.

7. Further Assurances. The Parties agree to execute and deliver such documents and to perform such other acts, promptly upon request, as any other party hereto requests and which are, in the requesting party's reasonable judgment, necessary or appropriate to effectuate the purposes of this Agreement.

8. Adequate Consideration. This Agreement is fully supported by mutual full, fair, adequate and valuable consideration, the receipt and sufficiency of which are hereby

acknowledged and which considerations are contained in the provisions hereof in the individual paragraphs.

9. Agreed Consideration : a) In consideration hereof, Company hereby agrees to instruct its transfer agent to release the 30 shares of Series A Preferred Stock held by the Transfer Agent, Interwest Stock Transfer, to the Second Parties, in whose name it remains, and agrees to pay an additional sum to WHGC, Plc. (either *in the form of share issuance to be registered on form S-8 to settle any balance under the WHGC debt, or through some arrangement for a court order for an issuance of stock through a Section 3(a)10-Securities Act of 1933- proceeding*), and that the Company and the second parties shall be released in full, by WHGC upon the completion of any payment by the issuance and liquidation of the said common stock issued in payment thereof. This agreement shall not be effective until and unless such actions are completed on or before Dec. 31, 2018, and any actions completed for the delivery or in partial fulfillment of the terms hereof shall be irrevocable, and deemed *merely a tendered part* of settlement, without the possibility of return or refund. Further, the second Parties may enforce this agreement in the event of any breach, in any court of law without further notice, as a Stipulation for Judgment.

b) Additional consideration shall by delivered by Company, *in lieu of the common stock surrendered by the Second Parties to the company*, by the issuance of 20 Shares of Series A Preferred Stock to Second Parties' designee,

c) The Company agrees to enter into a Plan and Agreement for Reorganization, on terms to be separately specified and required by the Second Parties, in their sole discretion, under which at least two new businesses will be brought into the company, and Company will contribute one business each to two new subsidiaries, which, as soon as possible, the Company shall cause to be spun off, approved and implemented within 60 days hereafter, such spin off to be completed within 120 days from the date hereof, (unless extended automatically due to regulatory delays), in which the first spin off subsidiary (Sub A) shall assume and agree to pay the convertible debt of Seshadri in the amount of approximately $100,000 with accrued interest. When the first subsidiary, Sub A, is legally spun off, with all regulatory approvals for trading, Second Parties agree that they shall transfer the 50 shares of the Series A preferred stock of the Company to the Company by Stock Powers duly executed.

d) The Company agrees that under the Plan and Agreement for Reorganization, referenced in c) above, the Company shall cause to be spun off a second subsidiary (Sub B) for the second business contributed by the Second parties approved and implemented within 60 days hereafter, such spin off to be completed within 120 days from the date hereof, (unless extended automatically due to regulatory delays) which subsidiary shall assume and agree to pay the debt to Syndicated Equity, Inc. in the approximate amount of $325,000, and the unpaid accrued legal fees to date of approximately $82,000.

e) All legal fees and audit and accounting costs necessary for the accomplishment of the undertakings within paragraphs c) and d) above, shall be shared equally (1/3 each) between the Company and the subsidiaries.

f) Company shall execute a separate Indemnity Agreement to Second Parties which incorporates all of the terms under the original Agreement, and any unperformed terms under this agreement.

g) If requested by the Second parties, Company shall appoint up to two more members of the Board of Directors, to serve until the completion of the full Spin off of any new subsidiaries.

10. Headings. The headings contained in this Agreement are for convenience and reference purposes only, and shall not in any way be construed as effecting the meaning or interpretation of the text of this Agreement.

11. Opportunity to Consult With Legal Counsel. The Parties acknowledge they have had a full and fair opportunity to consult with legal counsel of their own choosing throughout all negotiations which preceded the execution of this Agreement, and in connection with their execution of this Agreement.

12. Modified Only in Writing. This Agreement may only be modified by express written agreement of the Parties.

13. Severability. Every provision of this Agreement is intended to be severable. Accordingly, should any provision be declared illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such illegality, invalidity, or unenforceability shall not effect the remaining provisions, which shall remain fully valid, binding, and enforceable.

14. No Drafting Party. No party shall be deemed the "drafting party" of this Agreement. Consequently, this Agreement shall be construed as a whole, according to its fair meaning and intent, and not strictly for or against any party hereto.

15. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

16. Binding Agreement/Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, as well as their respective successors, representatives, and assigns.

17. Authority/Capacity/Entities. Each person signing this Agreement represents and warrants that he or she has complete authority and legal capacity to enter into this Agreement on behalf of the entity for which he or she is signing, and agrees to defend, indemnify, and hold harmless all other parties if that authority or capacity is challenged.

18. Knowing and Voluntary Agreement. The Parties represent they have read this Agreement, understand it, voluntarily agree to its terms, and sign it freely.

19. Counterparts/Fax Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Facsimile or electronically transmitted signatures shall be deemed effective as originals.

20. Parties to Bear Their Own Fees and Costs. Except as otherwise set forth in the herein the Parties shall each be responsible for and pay all of their own fees and costs, including but not limited to all attorneys' fees. In the event it shall become necessary to bring legal action to enforce this agreement, the prevailing party shall be entitled to an award of attorney's fees and costs of such action.

21. Confidentiality. Each Party agrees: This Agreement shall remain confidential, except in the event this document is covered by a subpoena in any civil action or other legal action or proceeding; and

IN WITNESS WHEREOF, the undersigned execute this Settlement Agreement and Release, thereby agreeing to abide by the terms hereof.

MEDICAL INNOVATION HOLDINGS, INC, F/K/A MEDINA INTERNATIONAL HOLDINGS, INC., a Colorado Corporation

By: ______________________ Dated this 8th day of November, 2018
Arturo "Jake" Sanchez / CEO

SECOND PARTIES:

By: ______________________ Dated this 8th day of November, 2018
Daniel Medina

By: M.S. Madhava
Madhava Rao Mankal

HARBOR GUARD BOATS, INC.

By: M.S. Madhava ______________________ Dated this 8th day of November, 2018
Madhava Rao Mankal / CFO/Director